AMENDMENT TO
CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into on December 13, 2006, by and between Jacuzzi Brands, Inc., a Delaware corporation, with its principal office at Phillips Point – West Tower, 777 South Flagler Drive, Suite 1108, West Palm Beach, Florida 33401 (the “Company”), and Marie S. Dreher (the “Executive”).

Preliminary Statements

A. The parties previously entered into a Change in Control Agreement dated August 15, 2005 (the “Original Agreement”).

B. The parties wish to amend the Original Agreement as provided herein.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Except as expressly amended herein, the Original Agreement remains in full force and effect. Unless otherwise defined, capitalized terms used herein shall have the meanings given to them in the Original Agreement.

2. The following definitions are hereby added to Section 1 of the Original Agreement as follows:

"(o) “Merger” means the transaction contemplated by the Agreement and Plan of Merger dated as of October 11, 2006 among the Company, Jupiter Acquisition, LLC and Jupiter Merger Sub, Inc., as it may be amended or any other transaction constituting a Change in Control which occurs between the Company and Jupiter Acquisition, LLC, or its affiliates, which is entered into and approved by the Company’s Board of Directors on or before April 30, 2007.”

"(q) “Welfare Benefits” means all medical, dental and vision benefits provided under the plans, policies and programs of the Company, but only to the extent that the Executive participated in such benefits on the Date of Termination.”

3. Section 7 of the Original Agreement is hereby amended by deleting the text therein in its entirety and replacing it with the following text:

“7. Payment. Any amount due to Executive under this Agreement shall be paid in lump sum in cash within the later of (i) ten days after the date of termination or (ii) ten days after the Change in Control.”

4. New Section 12 is hereby added to the Original Agreement as follows:

“12. Termination During the One-Year Period Preceding a Change in Control pursuant to the Merger. In the event that Executive’s employment is terminated for any reason during the one year period which occurs prior to a Change in Control pursuant to the terms of the Merger, then the Executive shall be entitled to receive the payments and benefits provided for in Section 2 of this Agreement under the heading “Without Cause or for Good Reason”; provided, however, that (i) the lump sum payment provided for in Section 2(B) under the heading “Without Cause or for Good Reason” shall include one times the Executive’s Highest Base Salary instead of two times Executive’s Highest Base Salary and (ii) the acceleration of vesting of all equity compensation provided for in Section 2(G) shall also apply to any equity compensation that was forfeited by the Executive on or following the Date of Termination so that such equity compensation will be treated as if it was not forfeited.”

5. This Amendment, the Original Agreement and the documents referred to herein and therein constitute the entire agreement of the parties and supersede all other agreements, both oral and written, between the parties with respect to the subject matter hereof and any previous understandings or modifications relating to the foregoing documents, whether oral, written or otherwise.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JACUZZI BRANDS, INC.

By: s/s Steven C. Barre
Name: Steven C. Barre
Title:SVP and General Counsel

EXECUTIVE

s/s Marie S. Dreher
Marie S. Dreher